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                                                               Exhibit 23(d)(23)

                  FORM OF AMENDMENT TO THE MANAGEMENT AGREEMENT
                                     BETWEEN
                                ICAP FUNDS, INC.
                                       AND
                     NEW YORK LIFE INVESTMENT MANAGEMENT LLC

     This Amendment (the "Amendment") is dated as of April 30, 2008 by and between ICAP Funds, Inc. (the "Company") and New York Life Investment Management LLC (the "Manager").

                                   WITNESSETH:

     WHEREAS, the Company and the Manager are parties to that certain Management Agreement, which was effective as of August 31, 2006 (the "Agreement"); and

     WHEREAS, the Company and the Manager wish to add the MainStay ICAP Global Fund to the schedule of Funds managed under the Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached.

     Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date first above written.

ICAP FUNDS, INC.                         NEW YORK LIFE INVESTMENT MANAGEMENT LLC


By:                                      By:
   ----------------------------------       ------------------------------------
Name: Stephen P. Fisher                  Name:
Title: President                         Title:

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                                   SCHEDULE A

                             (as of April 30, 2008)

For all services rendered by the Manager hereunder, the below named Funds of the Company shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual advisory fee equal to the following:

FUND                                      ANNUAL RATE
----                                      -----------
MainStay ICAP Equity Fund                 .80% of the average daily net assets of the Fund
MainStay ICAP Select Equity Fund          .80% of the average daily net assets of the Fund
MainStay ICAP International Equity Fund   .80% of the average daily net assets of the Fund
MainStay ICAP Global Fund                 .80% of the average daily net assets of the Fund

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of 1/365th of the annual rate applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid monthly to the Manager.